Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFORDABLE RESIDENTIAL COMMUNITIES ANNOUNCES THIRD QUARTER RESULTS

DENVER, CO —(BUSINESS WIRE)—November 4, 2004—Affordable Residential Communities Inc. (NYSE:ARC) today announced results for the quarter ended September 30, 2004.

Revenue for the third quarter 2004 was $62.5 million, compared to $57.3 million in the second quarter 2004 and $42.9 million in the comparable quarter last year.  Net loss to common shareholders for the third quarter 2004 was $17.2 million or $0.42 per share, versus a net loss of $7.1 million, or $0.17 per share in the second quarter 2004 and a net loss of $6.8 million, or $0.41 per share, in the comparable quarter last year.

Funds from operations (FFO(1)) available to common shareholders for the third quarter 2004 were $2.6 million, or $0.06 per share, versus FFO of $9.3 million, or $0.23 per share, for the second quarter 2004 and $(1.1) million, or $(0.06) per share, in the comparable quarter last year.

(1)  As defined by NAREIT, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The net loss to common shareholders in the third quarter 2004 includes a charge of approximately $2.3 million, or $0.06 per share, for impairment of assets resulting from the previously announced sale of 15 non-core communities and vacant land.  The Company has recast all previously issued results to reflect the communities sold as discontinued operations.  Additionally, net loss to common shareholders and FFO in the third quarter 2004 include charges of:

•                  $0.5 million, or $0.01 per share, related to property damage sustained during the recent hurricanes in the Southeast,

•                  $2.1 million, or $0.05 per share, of marketing and promotion costs related to establishing a Hispanic branding program and a larger sales organization,

•                  $3.3 million, or $0.08 per share, related to the revolving line of credit that was canceled and replaced in the third quarter.

Third quarter 2004 net income, as compared to the second quarter of 2004 includes $0.8 million, or $0.02 per share, for the first full quarter related to the D.A.M. communities that the Company acquired on June 30, 2004. During the third quarter, the Company also incurred additional depreciation expense related to capital expenditures and the purchases of new homes of $0.6 million, or $0.01 per share. In addition, the Company’s interest expense rose $0.5 million, or $0.01 per share as a result of higher interest rates applicable to the Company’s variable rate indebtedness.

During the third quarter, the Company made a number of important changes focusing the organization on the sale of used homes and on lease-to-own products to drive occupancy and improve the stability of revenues and expenses.  Despite persistently challenging industry fundamentals, the Company believes that its long-term goal of sustainable occupancy increases is attainable, but will take longer than initially expected.

Scott Jackson Chairman and Chief Executive Officer, commented, “While our performance did not meet our expectations, we believe we continued to make progress towards our goals of increasing occupancy and long-term consistent cash flow.  Although we expect the challenging period in this industry will continue for some time, we are hopeful that over the long term we can strengthen our business by providing value to our current and future residents.”

On a same community basis, third quarter 2004 real estate segment revenue grew 1% versus the comparable quarter last year to $36.3 million from $36.0 million.  This was a result of increases in home renter rental income from a larger rental home portfolio and partially offset by decreases in homeowner rental income as a result of occupancy declines. Same community expenses increased 16% to $16.8 million from $14.5 million primarily as a result of higher repairs and maintenance expenses, costs related to the larger rental home portfolio, and costs incurred to develop the Company’s in-community sales organization.  As a result, same community real estate net segment income(2) in the third quarter 2004 decreased 9% to $19.6 million from $21.5 million over the comparable period last year.

(2)  Real estate net segment income provides a measure of rental operating results that does not include property management, depreciation, amortization, interest expense and non-property specific expenses such as general and administrative expenses. We present real estate net segment income because we consider it an important supplemental measure of the operating performance of our communities and believe it is frequently used by lenders, securities analysts, investors and other interested parties in the evaluation of REITs, many of which present real estate net segment income when reporting their results. Real estate net segment income is defined as income from rental and other property and manufactured homes less expenses for property operations and real estate taxes. Real estate net segment income does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends on common and preferred stock. Real estate net segment income should not be considered a substitute for net income (calculated in accordance with GAAP) nor a measure of results of operations or cash flows (calculated in accordance with GAAP) as a measure of liquidity.

Total portfolio occupancy averaged 81.1% during the third quarter 2004. Average occupancy for same communities decreased to 82.2% during the third quarter 2004 from 86.5% in the third quarter 2003 due mainly to the lack of available financing for manufactured home buyers as well as lenders moving repossessed homes out of the communities.

Mr. Jackson continued, “Over the last several months, we made a number of important changes to drive occupancy, which include focusing the entire organization on the sale of used homes as well as our lease-to-own products. This strategy is unique and we believe differentiates ARC from our peers.  Importantly, our marketing efforts are now directed at the community level, and therefore can be better targeted to the needs of local audiences.”

Since the Company reinvigorated its focus on selling previously owned homes within its communities, the Company has produced a measurable sequential monthly increase. Sales of previously owned homes, and, to a lesser extent, new homes were: 28 in June, 55 in July, 65 in August, 157 in September and, we estimate, approximately 305 in October.  While the Company does not intend to report monthly results on an ongoing basis, it was determined that an exception should be made to demonstrate the Company’s ability to sell new homes, vacant homes and homes coming off lease, an integral part of its strategic plan, thereby increasing the number of homeowners in the Company’s communities, resulting in additional homeowner rental revenue.

Mr. Jackson continued, “As we have stated previously, our vision of building long term shareholder value, includes supporting our core communities, maximizing occupancy, and selling communities that do not offer favorable long-term growth prospects. Furthermore, we believe those proceeds can be redeployed to generate higher capital returns.”

For the nine months ended September 30, 2004, net loss available to common stockholders was $59.3 million or $1.60 per share as compared to a net loss of $23.7 million or $1.40 per share for the year-ago period ended September 30, 2003. For the nine months ended September 30, 2004, funds from operations available to common stockholders (FFO) was $(10.4) million or $(0.28) per share.  The Company’s results through the first three quarters of 2004 include charges detailed above in the third quarter of 2004 and $27.9 million incurred in the first quarter of 2004 as a result of the IPO, related financings and the acquisition of the Hometown communities.

Capital Structure:

On September 30, 2004, Affordable Residential had $1,006.5 million of long-term debt outstanding, which included $40.7 million drawn under its $135 million of floorplan line of credit and revolving credit mortgage facilities.  The weighted average rate of the Company’s debt was 6.0% and 72% of the Company’s debt is not due until 2008 or later. Fixed rate debt, including variable rate debt hedged by interest rate swaps, amounted to 88% of total debt.

Dividend:

The level of Affordable Residential common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends.  For the third quarter 2004, Affordable Residential Properties paid a $0.3125 common dividend per share.

Mr. Jackson concluded, “Our balance sheet remains strong and with our recent refinancing, even more flexible. We have $157 million at net book value of non-financed assets consisting of homes with an average age of 3.6 years.  As these older homes come off lease we sell them in conjunction with a five year lot lease commitment from the buyer. This results in a more stable resident base, higher occupancy and increased cash flow over the long-term.”

Third Quarter Conference Call

The Company will host a conference call, today, Thursday November 4, 2004, at 5:00 PM Eastern. The call will be webcast live over the Internet from the Company’s website at www.aboutarc.com under the section titled “Webcast”. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call can also be accessed live over the phone by dialing (800) 561-2731 or for international callers by dialing (617) 614-3528.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network.  Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (http://www.streetevents.com/).

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 286-8010 or (617) 801-6888 for international callers; the password is 80731129. The replay will be available from November 4, 2004, through November 11, 2004 and will be archived on ARC’s website.

The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and timing with respect thereto; the Company’s growth and expansion into new markets or to integrate acquisitions successfully; and the effect of interest rates as well as other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any intention or obligation to provide public updates, revisions or amendments to any forward-looking statements that become untrue because of subsequent events.

Private Securities Litigation Reform Act of 1995. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and timing with respect thereto; the Company’s growth and expansion into new markets or to integrate acquisitions successfully; and the effect of interest rates as well as other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any intention or obligation to provide public updates, revisions or amendments to any forward-looking statements that become untrue because of subsequent events.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. currently owns and operates approximately 70,000 homesites located in 340 communities in 31 states. ARC is a fully integrated, self-administered, self-managed equity real estate investment trust (REIT) focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Denver, CO.

CONTACT:
Affordable Residential Communities Inc.
Lawrence Kreider, Chief Financial Officer

866-847-8931

investor.relations@aboutarc.com

                  Or

Integrated Corporate Relations, Inc.
Brad Cohen, 203-682-8211

Affordable Residential Communities Inc.

Unaudited Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenue
Rental income	$52,574	$32,734	$142,149	$97,281
Sales of manufactured homes	4,024	6,117	6,785	19,845
Utility and other income	5,880	4,067	15,418	12,068
Net consumer finance interest income	34	—	38	—
Total revenue	62,512	42,918	164,390	129,194
Expenses
Property operations	22,311	12,077	54,766	34,319
Real estate taxes	4,267	2,596	11,991	7,730
Cost of manufactured homes sold	3,793	5,082	6,186	15,871
Retail home sales, finance and insurance	2,816	2,090	4,237	6,560
Property management	1,978	1,286	5,046	3,854
General and administrative	4,441	3,672	23,550	11,722
Initial public offering related costs	—	—	4,417	—
Early termination of debt	3,258	—	16,685	—
Depreciation and amortization	19,413	11,912	52,808	37,066
Retail home sales asset impairment	—	1,385	—	1,385
Interest expense	13,981	14,452	41,627	42,904
Total expenses	76,258	54,552	221,313	161,411
Interest income	351	344	1,190	1,094
Loss before allocation to minority interest	(13,395)	(11,290)	(55,733)	(31,123)
Minority interest	519	1,562	4,041	4,303
Net loss from continuing operations	(12,876)	(9,728)	(51,692)	(26,820)
Income from discontinued operations	430	73	1,000	260
Gain (loss) on sale of discontinued operations	(2,292)	3,333	(2,292)	3,333
Minority interest in discontinued operations	104	(471)	66	(493)
Net loss	(14,634)	(6,793)	(52,918)	(23,720)
Preferred stock dividend	(2,577)	—	(6,388)	—
Net loss attributable to common stockholders	$(17,211)	$(6,793)	$(59,306)	$(23,720)

Loss per share from continuing operations:
Basic loss per share	$(0.38)	$(0.58)	$(1.57)	$(1.58)
Diluted loss per share	$(0.38)	$(0.58)	$(1.57)	$(1.58)

Income (loss) per share from discontinued operations:
Basic income per share	$(0.04)	$0.17	$(0.03)	$0.18
Diluted income per share	$(0.04)	$0.17	$(0.03)	$0.18

Loss per share attributable to common stockholders
Basic loss per share.	$(0.42)	$(0.41)	$(1.60)	$(1.40)
Diluted loss per share.	$(0.42)	$(0.41)	$(1.60)	$(1.40)

Weighted average share / OP unit information:
Common shares outstanding	40,857	16,973	36,996	16,973
Common shares issuable upon exchange of OP units and PPUs outstanding	4,186	2,726	3,109	2,726
Diluted shares outstanding	45,043	19,699	40,105	19,699

    Affordable Residential Communities Inc.

    Unaudited Consolidated Statement of Funds From Operations

    (Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Loss before preferred stock dividend (a)	$(12,876)	$(9,728)	$(51,692)	$(26,820)
Plus:
Depreciation and amortization	19,413	11,912	52,808	37,066
Income from discontinued operations	430	73	1,000	260
Depreciation from discontinued operations	397	111	999	221
Less:
Amortization of loan origination fees	(725)	(968)	(3,114)	(2,932)
Depreciation expense on furniture equipment and vehicles	(363)	(1,077)	(820)	(1,464)
Minority interest portion of FFO reconciling items	(1,067)	(1,391)	(3,200)	(4,588)
FFO	5,209	(1,068)	(4,019)	1,743
Less preferred stock dividend	(2,577)	—	(6,388)	—
FFO available to common stockholders	$2,632	$(1,068)	$(10,407)	$1,743

Plus:
Nonrecurring charges (a)	—	—	27,914	—
Minority interest portion of nonrecurring charges	—	—	(2,248)	—
FFO available to common stockholders excluding nonrecurring charges	$2,632	$(1,068)	$15,259	$1,743

FFO per share available to common stockholders	$0.06	$(0.06)	$(0.28)	$0.10
FFO per share from nonrecurring charges	$—	$—	$0.69	$—
FFO per share available to common stockholders excluding non recurring charges	$0.06	$(0.06)	$0.41	$0.10

Weighted average share / OP unit information:
Common shares outstanding	40,857	16,973	36,996	16,973
Common shares issuable upon exchange of OP units outstanding	4,186	2,726	3,109	2,726
Diluted shares outstanding	45,043	19,699	40,105	19,699

(a) Nonrecurring charges of $27.9 million related to the IPO, refinancing transactions and the Hometown acquisition are included in loss before preferred stock dividend for the nine months ended September 30, 2004.

Affordable Residential Communities Inc.

Unaudited Real Estate Net Segment Income

(Amounts in thousands, except homesite data)

	Same
	Communities (4)		Real Estate Segment (4)
	2004	2003	2004	2003
For the three months ended September 30:
Average total homesites	39,124	39,122	67,197	39,618
Average total rental homes	6,969	5,303	8,610	5,323

Average occupied homesites - homeowners	26,714	29,664	48,203	30,022
Average occupied homesites - rental homes	5,435	4,169	6,295	4,185
Average total occupied homesites	32,149	33,833	54,498	34,207
Average occupancy - rental homes	78.0%	78.6%	73.1%	78.6%
Average occupancy - total	82.2%	86.5%	81.1%	86.3%

For the three months ended September 30:
Real estate revenue
Homeowner rental income	$23,068	$24,299	$41,288	$24,552
Home renter rental income	9,474	8,051	10,952	8,137
Other	141	47	337	45
Rental income	32,683	32,397	52,577	32,734
Utility and other income	3,654	3,625	5,751	3,656
Total real estate revenue	36,337	36,022	58,328	36,390
Real estate expenses
Property operations expenses	$13,883	$11,954	$22,311	$12,091
Real estate taxes	2,890	2,529	4,267	2,569
Total real estate expenses	16,773	14,483	26,578	14,660

Real estate net segment income (5)	$19,564	$21,539	$31,750	$21,730

Average monthly real estate revenue per total occupied homesite (1)	$377	$355	$357	$355
Average monthly homeowner rental income per homeowner occupied homesite (2)	$288	$273	$286	$273
Average monthly real estate revenue per total homesite (3)	$310	$307	$289	$306

As of September 30:
Total communities owned	206	206	329	209
Total homesites	39,124	39,122	67,336	39,753
Occupied homesites	32,072	33,597	54,512	34,003
Total rental homes owned	7,095	5,656	8,858	5,721
Occupied rental homes	5,607	4,305	6,631	4,366

(1) Average monthly real estate revenue per occupied homesite defined as total real estate revenue divided by average total occupied homesites divided by the number of months in the period.

(2) Average monthly homeowner rental income per homeowner occupied homesite defined as homeowner rental income divided by average homeowner occupied homesites divided by the number of months in the period.

(3) Average monthly real estate revenue per total homesite defined as total real estate revenue divide by average total homesites divided by the number of months in the period.

(4) Real estate segment and homesite date exclude discontinued operations.

Affordable Residential Communities Inc.

Unaudited Real Estate Net Segment Income Reconciliation to Net Loss

     to Common Stockholders

(Amounts in thousands)

	Three Months Ended September 30,
	Same
	Communities				As Reported
	2004		2003		2004	2003
Net segment income:
Real estate	$19,564	(a)	$21,539	(a)	$31,750	$21,730
Retail home sales and finance	—	(b)	—	(b)	(2,269)	(725)
Insurance	(15)		11		(15)	11
Corporate and other	(141)		57		(141)	57
	19,408		21,607		29,325	21,073
Other expenses:
Property management	1,236	(c)	1,286		1,978	1,286
General and administrative	4,390	(d)	3,672		4,441	3,672
Early termination of debt	—		—		3,258	—
Retail home sales asset impairment	—		—		—	1,385
Depreciation and amortization	12,828	(e)	11,085	(e)	19,413	11,912
Interest expense	10,028	(f)	14,365	(f)	13,981	14,452

Total other expenses	28,482		30,408		43,071	32,707

Interest income	351		344		351	344

Loss before allocation to minority interest	(8,723)		(8,457)		(13,395)	(11,290)

Minority interest	284		1,170		519	1,562

Net loss from continuing operations	(8,439)		(7,287)		(12,876)	(9,728)

Income from discontinued operations	—		—		430	73
Gain (loss) on sale of discontinued operations	—		—		(2,292)	3,333
Minority interest in discontinued operations	—		—		104	(471)

Net loss	(8,439)		(7,287)		(14,634)	(6,793)

Preferred stock dividend	—		—		(2,577)	—

Net loss available to common stockholders	$(8,439)		$(7,287)		$(17,211)	$(6,793)

(a)  Same communities real estate net segment income excludes results of communities acquired in the Hometown and other acquisitions after January 1, 2003 and the communities sold before September 30, 2004.

(b) Excludes segment results as a result of the restructuring in September 2003 in which we closed all stand-alone retail stores existing on January 1, 2003 at which time we had no significant in-community sales operations.

(c)  Excludes additional property management expenses incurred in connection with the Hometown acquisition.

(d) Excludes restricted stock expenses of $51 recognized in connection with the IPO and  vested in the three months ended September 30, 2004.

(e)  Excludes the following costs recognized in the Hometown and other acquisitions:

Depreciation of rental and other property and manufactured homes acquired	$5,186	$827
Amortization of lease intangibles and customer relationships acquired	1,399	0
	$6585	$827

(f) Excludes the pro rata portion of interest expense on mortgage loans secured by properties acquired in the Hometown and other acquisitions	$3,953	$87

Affordable Residential Communities Inc.

Unaudited Real Estate Net Segment Income

(Amounts in thousands, except homesite data)

	Same
	Communities (4)		Real Estate Segment (4)
	2004	2003	2004	2003
For the nine months ended September 30:
Average total homesites	39,123	39,097	60,124	39,394
Average total rental homes	6,520	5,000	7,680	4,968

Average occupied homesites - homeowners	27,399	30,192	43,438	30,524
Average occupied homesites - rental homes	5,117	3,876	5,690	3,812
Average total occupied homesites	32,516	34,068	49,128	34,336
Average occupancy - rental homes	78.5%	77.5%	74.1%	76.7%
Average occupancy - total	83.1%	87.1%	81.7%	87.2%

For the nine months ended September 30:
Real estate revenue
Homeowner rental income	$70,419	$74,382	$110,852	$74,917
Home renter rental income	27,549	22,132	30,423	22,253
Other	412	111	875	111
Rental income	98,380	96,625	142,150	97,281
Utility and other income	10,599	10,472	15,060	10,508
Total real estate revenue	108,979	107,097	157,210	107,789
Real estate expenses
Property operations expenses	$37,566	$34,114	$54,766	$34,343
Real estate taxes	8,808	7,656	11,981	7,701
Total real estate expenses	46,374	41,770	66,747	42,044

Real estate net segment income (5)	$62,605	$65,327	$90,463	$65,745

Average monthly real estate revenue per total occupied homesite (1)	$372	$349	$356	$349
Average monthly homeowner rental income per homeowner occupied homesite (2)	$286	$274	$284	$273
Average monthly real estate revenue per total homesite (3)	$310	$304	$291	$304

As of September 30:
Total communities owned	203	203	329	209
Total homesites	39,124	39,122	67,336	39,753
Occupied homesites	32,072	33,597	54,512	34,003
Total rental homes owned	7,095	5,656	8,858	5,721
Occupied rental homes	5,607	4,305	6,631	4,366

(1) Average monthly real estate revenue per occupied homesite defined as total real estate revenue divided by average total occupied homesites divided by the number of months in the period.

(2) Average monthly homeowner rental income per homeowner occupied homesite defined as homeowner rental income divided by average homeowner occupied homesites divided by the number of months in the period.

(3) Average monthly real estate revenue per total homesite defined as total real estate revenue divide by average total homesites divided by the number of months in the period.

(4) Real estate segment and homesite date excludes discontinued operations.

Affordable Residential Communities Inc.

Unaudited Real Estate Net Segment Income Reconciliation to Net Loss

     to Common Stockholders

(Amounts in thousands)

	Nine Months Ended September 30,
	Same
	Communities				As Reported
Net segment income:	2004		2003		2004	2003
Real estate	$62,605	(a)	$65,327	(a)	$90,463	$65,745
Retail home sales and finance	—	(b)	—	(b)	(2,812)	(1,366)
Insurance	(126)		100		(126)	100
Corporate and other	(315)		235		(315)	235
	62,164		65,662		87,210	64,714
Other expenses:
Property management	3,604	(c)	3,854		5,046	3,854
General and administrative	13,355	(d)	11,722		23,550	11,722
Initial public offering (“IPO”) related costs	—		—		4,417	—
Early termination of debt	—		—		16,685	—
Retail home sales asset impairment					—	1,385
Depreciation and amortization	38,631	(e)	36,924	(e)	52,808	37,066
Interest expense	32,841	(f)	42,732	(f)	41,627	42,904

Total other expenses	88,431		95,232		144,133	96,931

Interest income	1,001	(g)	1,094		1,190	1,094

Loss before allocation to minority interest	(25,266)		(28,476)		(55,733)	(31,123)

Minority interest	1,342		3,937		4,041	4,303

Net loss from continuing operations	(23,924)		(24,539)		(51,692)	(26,820)

Income from discontinued operations	—		—		1,000	260
Gain (loss) on sale of discontinued operations	(2,292)		3,333
Minority interest in discontinued operations	—		—		66	(493)

Net loss	(23,924)		(24,539)		(52,918)	(23,720)

Preferred stock dividend	—		—		(6,388)	—

Net loss available to common stockholders	$(23,924)		$(24,539)		$(59,306)	$(23,720)

(a)  Same communities real estate net segment income excludes results of communities acquired in the  Hometown, D.A.M and other acquisitions after January 1, 2003 and the community sold before September 30, 2004

(b) Excludes segment results as a result of the restructuring in September 2003 in which we closed all stand-alone retail stores existing on January 1, 2003 at which time we had no significant in-community sales operations.

(c)  Excludes additional property management expenses incurred in connection with the Hometown acquisition.

(d) Excludes restricted stock expenses of $10,195 recognized in connection with the IPO and  vested in the nine months ended September 30, 2004.

(e)  Excludes the following costs recognized in the Hometown, D.A.M and other acquisitions:

Depreciation of rental and other property and manufactured homes acquired	$11,055	$132
Amortization of lease intangibles and customer relationships acquired	3,122	10
	$14,177	$142

(f) Excludes the pro rata portion of interest expense on mortgage loans secured by properties acquired in the Hometown, D.A.M. and other acquisitions	$8,786	$172

(g) Excludes interest earned on additional cash received in connection with the IPO, the financing transaction and the Hometown acquisition.

Affordable Residential Communities Inc.

Unaudited Consolidated Condensed Balance Sheets

(Amounts in thousands)

	September 30,	December 31,
	2004	2003

Assets
Rental and other property, net	$1,588,960	$897,275
Assets held for sale	32,665	9,798
Cash and cash equivalents	35,482	26,631
Restricted cash	—	13,669
Tenant, notes and other receivables, net	16,674	8,367
Inventory	2,343	3,878
Loan origination costs, net	12,326	11,921
Loan reserves	31,977	32,414
Goodwill	86,126	86,126
Lease intangibles and customer relationships, net	21,414	11,626
Prepaid expenses and other assets	8,198	24,128
Total assets	$1,836,165	$1,125,833

Liabilities and Stockholders’ Equity
Notes payable and preferred interest	$1,006,527	$786,671
Liabilities related to assets held for sale	4,653	3,036
Accounts payable and accrued expenses	30,381	20,120
Dividends payable	15,516	—
Tenant deposits and other liabilities	12,753	8,022
Total liabilities	1,069,830	817,849

Minority interest	59,485	42,639

Commitments and contingencies

Stockholders’ equity
Preferred stock, no par value, 5,000,000 shares authorized, 5,000,000 and -0- shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively; liquidation preference of $25 per share plus accrued but unpaid dividends	119,108	—
Common stock, $.01 par value, 100,000,000 shares authorized, 40,909,923 and 16,972,738 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	410	170
Additional paid-in capital	792,462	378,018
Unearned compensation	(873)	—
Accumulated other comprehensive income	766	—
Retained deficit	(205,023)	(112,843)
Total stockholders’ equity	706,850	265,345
Total liabilities and stockholders’ equity	$1,836,165	$1,125,833